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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-33774


                          PROSPECTUS SUPPLEMENT NO. 11
                      (To Prospectus dated April 19, 2000)

                                17,486,491 SHARES

                          ADVANCED VIRAL RESEARCH CORP.

                                  COMMON STOCK

         You should read this prospectus supplement no. 11 along with the accompanying prospectus and prospectus supplements nos. 1 through 10. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement no. 11 and the accompanying prospectus and prospectus supplements nos. 1 through 10. We have not authorized anyone else to provide you with different or additional information.

         This prospectus supplement no. 11 and the accompanying prospectus and prospectus supplements nos. 1 through 10 do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement no. 11 and the accompanying prospectus and prospectus supplements nos. 1 through 10 do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

         Information in this prospectus supplement no. 11 and the accompanying prospectus and prospectus supplements nos. 1 through 10 may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement no. 11 or the accompanying prospectus and prospectus supplements nos. 1 through 10 as an indication that there has been no change in our affairs since that date.

         Our principal executive offices are located at 200 Corporate Boulevard South, Yonkers, New York 10701. Our telephone number is (914) 376-7383.

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         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS
ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus supplement no. 11 is April 17, 2002


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                                   THE COMPANY

         On July 30, 2001, we submitted an IND application to the FDA to begin Phase 1 clinical trials of Product R as a topical treatment for genital warts caused by the human papilloma virus (HPV) infection. In September 2001, the FDA cleared the IND application to begin Phase 1 clinical trials. In March 2002, we completed the Phase 1 trials and submitted to the FDA the results, which indicated that Product R was safe and well tolerated dermatologically in all the doses applied in the study. The data accrued from the Phase 1 trials will form the basis for the Phase 2 protocol planned to be submitted to the FDA in the future. On April 12, 2002, we began Phase 2 of the IND by beginning the process of recruiting clinical sites to perform studies in patients in the U.S. with genital warts.

                                HIGH RISK FACTORS

         As of the date of this prospectus, we do not have sufficient funds to sustain our operations, nor do we have funds to pay our debts as they become due. During the next 12 months, we expect to incur significant expenditures relating to operating expenses and expenses relating to regulatory filings and clinical trials for Product R. We currently do not have cash availability to meet our anticipated expenditures.

         We are currently seeking additional financing. If none of our outstanding options and warrants are exercised, and we obtain no other additional financing, in order for us to achieve the level of operations contemplated by management, management anticipates that we will have to limit intentions to expand operations beyond current levels The independent certified public accountants' report on our consolidated financial statements for the fiscal year ended December 31, 2001, includes an emphasis paragraph regarding certain liquidity considerations. Note 2 to the Consolidated Financial Statements states that our cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials of Product R required by the FDA, and, unless and until Product R is approved for sale in the United States or another industrially developed country, we may be dependent upon the continued sale of our securities, debt or equity financing for funds to meet our cash requirements

         We anticipate that we will be required to sell additional securities to obtain the funds necessary to further our research and development activities. We are currently seeking debt financing, licensing agreements, joint ventures and other sources of financing, but the likelihood of obtaining such financing on favorable terms is uncertain. Management is not certain whether, at present, debt or equity financing will be readily obtainable on favorable terms. Because of the large uncertainties involved in the FDA approval process for commercial drug use on humans, it is possible that we may never be able to sell Product R commercially. Please see page 5 of the prospectus for a discussion of other risk factors.

                                 USE OF PROCEEDS

         We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 7 of the prospectus.

                              PLAN OF DISTRIBUTION

         Pursuant to this prospectus supplement no. 11, we are offering 17,486,491 shares of our common stock to certain institutional investors. We have entered into a subscription agreement dated as of April 12, 2002 with each of Alpha Capital AG (3,497,298 shares), Ellis Enterprises (1,311,487 shares),


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         Kazi Management, Inc. (3,060,136 shares), Palisades Equity Fund L.P.
(4,808,785 shares) and Stonestreet L.P. (4,808,785 shares) (collectively, the "Purchasers"), pursuant to which we will issue and sell to the Purchasers an aggregate of 17,486,491 shares of our common stock for net proceeds of $1,939,000, or $0.11089 per share.

         Each of the Purchasers may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") in connection with its sale of the shares purchased from us as described in this prospectus supplement no. 11. Broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         During the time any Purchaser is engaged in distributing shares covered by this prospectus supplement no. 11 and accompanying prospectus and prospectus supplements nos. 1 through 10, such Purchaser may be subject to, among other regulations, Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, to the extent such Purchaser is subject to Regulation M, it may not engage in any stabilization activity in connection with our securities, must furnish each broker who offers shares of common stock covered by this prospectus supplement no. 11 and accompanying prospectus and prospectus supplements nos. 1 through 10 with the number of copies of this prospectus supplement no. 11 and accompanying prospectus and prospectus supplements nos. 1 through 10 which are required by each broker, and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

                           MARKET FOR OUR COMMON STOCK

         Our common stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ADVR." On April 11, 2002 the high and low bid prices for our common stock on the Bulletin Board were $0.137 and $0.115 respectively. On April 15, 2002 and before the issuance of the shares pursuant to this prospectus supplement, we had 413,296,862 shares of common stock outstanding.

                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement no. 11 and the accompanying prospectus and prospectus supplements nos. 1 through 10. We incorporate the documents indicated on page 8 of our prospectus.




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